Exhibit 99

Contacts:
Investor Relations
Rachael Scherer
763-505-2694

Public Relations

Bob Hanvik
763-505-2635

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC COMPLETES ACQUISITION OF SPINAL DYNAMICS

Bryan Cervical Disc System® Represents Unique Replacement for Degenerative Discs

                MINNEAPOLIS, Oct. 11, 2002 — Medtronic, Inc. (NYSE: MDT) announced today that it has completed its previously announced and proposed acquisition of Spinal Dynamics Corporation (SDC), developer of a unique artificial cervical disc designed to reduce recovery time and maintain mobility of the cervical spine after surgery.  The acquisition was approved by SDC stockholders today.

The acquisition, valued at $269.5 million, will be structured as a stock merger, and will involve cash and stock.  Under terms of the agreement, holders of SDC common stock were able to elect, subject to certain limits, a combination of cash and Medtronic common stock.  Pursuant to these terms, the shareholders of SDC elected to receive aggregate cash consideration of $5.3 million.  The remaining consideration was paid in Medtronic common stock.  The conversion ratio used to determine the amount of cash or number of shares of Medtronic common stock to be issued for each outstanding share of SDC common stock in the proposed merger was 0.370161.

“The acquisition of Spinal Dynamics is likely to accelerate our entry into the exciting arena of artificial discs,” said Michael DeMane, president of Medtronic Sofamor Danek.  “Surgeons and patients in this country continually express their anticipation for this new treatment option for cervical degenerative disc disease, and hundreds of European patients already are enjoying the benefits of the Bryan™ disc.”

DeMane added that the Bryan Cervical Disc System® is likely to expand the market by providing a therapeutic option to surgeons who may be reluctant to fuse the spine.  The Bryan disc features a shock-absorbing elastomer that is intended to cushion the vertebrae and allow motion of the head and neck, and is designed to replace the disc that is removed from the patient in cervical spine surgery.

In May, Spinal Dynamics began U.S. human clinical evaluation of the Bryan Cervical Disc System, an implanted prosthesis designed to replace and mimic the flexibility and shock-absorbing characteristics of natural intervertebral discs.

Clinical evaluations of the device are being performed under an Investigational Device Exemption granted by the U.S. Food and Drug Administration.  The Bryan disc received CE Mark approval in Europe in September 2000 and has been distributed in more than 20 countries outside the United States by Medtronic under a February 2001 agreement between SDC and Medtronic Sofamor Danek.  To date, more than 1,000 patients have received the Bryan device, the first commercialized product of its kind.

SDC was founded in 1993 and has approximately 50 employees, and will become a unit of the Medtronic Sofamor Danek organization.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Medtronic Sofamor Danek, of Memphis, Tenn., develops, manufactures and markets implantable devices to treat a variety of disorders of the cranium and spine, including traumatically induced conditions, degenerative conditions, deformities and tumors.   Internet addresses are www.medtronic.com and www.sofamordanek.com.

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Medtronic has filed a Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) that includes a Proxy Statement/Prospectus containing information regarding the proposed acquisition, and Spinal Dynamics mailed the Proxy Statement/Prospectus to its stockholders. Investors and stockholders are urged to read the Registration Statement and Proxy Statement/Prospectus carefully because they contain important information about Medtronic and Spinal Dynamics and the proposed acquisition. Investors and stockholders are able to obtain copies of these documents, along with other documents filed by Medtronic with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Investors and stockholders can also obtain, free of charge, copies of the Registration Statement and the Proxy Statement/Prospectus along with any documents Medtronic has filed with the SEC by contacting the Medtronic Investor Relations Department.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 26, 2002.  Actual results may differ materially from anticipated results.